Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of American Tower Corporation

1.	Registration Statement (Form S-3 No. 333-188812),

2.	Registration Statement (Form S-8 No. 333-41226),

3.	Registration Statement (Form S-8 No. 333-41224),

4.	Registration Statement (Form S-8 No. 333-76324),

5.	Registration Statement (Form S-8 No. 333-51959),

6.	Registration Statement (Form S-8 No. 333-145609), and

7.	Registration Statement (Form S-8 No. 333-145610)

of our report dated April 16, 2015, with respect to the Statement of Revenues and Certain Expenses of Tower Sites (a component of Verizon Communications Inc.) for the year ended December 31, 2014, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Ernst & Young LLP

New York, New York

June 11, 2015